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Exhibit No. (10)

CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Auditors" and to the use of our report dated April 23, 1996, with respect to the statutory-basis financial statements of Providian Life and Health Insurance Company in the Registration Statement (Form N-4) and related Prospectus of Providian Life and Health Insurance Company Separate Account V for the PGA Retirement Annuity.


/s/ ERNST & YOUNG LLP
Louisville, Kentucky
December 30, 1996